Exhibit 99.1

Graybar’s Larry Giglio to Retire; Scott Clifford Named Senior Vice President and Elected to Board of Directors

ST. LOUIS, December 11, 2014 – Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, announced today that Senior Vice President-Operations, Lawrence R. Giglio will retire, effective February 1, 2015, after more than 36 years with the company.  Giglio is a member of the company’s Board of Directors, serving on several committees and as a Voting Trustee of the corporation.  Upon his retirement, he will step down from his committee responsibilities, as well as his role as a member of Graybar’s Board of Directors and as a Voting Trustee.

Graybar also announced the election of Scott S. Clifford to the position of Senior Vice President-Supply Chain Management, effective February 1, 2015. He was also elected to Graybar’s Board of Directors.  Clifford joined the company in 1994 and is currently Vice President and Chief Information Officer, a position he has held since 2010.  In his new role, he will oversee Graybar’s service, operations and technology platforms and implement strategies to enhance efficiency and provide a unified customer experience across all channels.

“On behalf of Graybar's employees, shareholders and Board of Directors, we thank Larry Giglio for his many contributions to the company.  He is a remarkable leader who has earned the respect of our entire organization, and we wish him all the best in retirement," said Kathleen M. Mazzarella, Graybar's president and chief executive officer. "We congratulate Scott Clifford on his new assignment and election to the Board of Directors.  Throughout his career, Scott has worked in strategic planning, finance and information technology, all of which give him the experience and knowledge to succeed in this very important role.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of more than 250 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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